EXHIBIT 99.1
TIFFANY & CO.
NEWS RELEASE

727 Fifth Avenue	CONTACT: Carson Glover
New York, New York 10022	212-277-5917
carson.glover@tiffany.com

Tiffany Triumphs over Costco in Trademark Litigation

NEW YORK, NY (September 8, 2015) -- Today, the U.S. District Court for the Southern District of New York granted Tiffany & Co.'s motion for summary judgment in its entirety in Tiffany’s suit against Costco Wholesale Corporation.  The Court denied Costco’s claim that “Tiffany” is a generic term for a pronged ring and further found that Costco was liable for trademark infringement and trademark counterfeiting in its use of “Tiffany” on signs in the jewelry cases at Costco to describe certain engagement rings that were not made by Tiffany & Co.

“We are gratified that the Court found that Costco’s use of the TIFFANY trademark infringed on our rights” said Leigh Harlan, Tiffany & Co. Senior Vice President, Secretary and General Counsel.   In rendering its decision, the Court concluded that “Tiffany had proffered uncontroverted evidence demonstrating the strength of its mark.” Harlan added “We believe this decision further validates the strength and value of the Tiffany mark and reinforces our continuing efforts to protect the brand.”

For nearly 130 years, the Tiffany® Setting has been sourced and manufactured to strict specifications, backed by a Tiffany lifetime guarantee.  Tiffany maintains an aggressive and rigorous intellectual property program, and regularly takes actions against counterfeiters and infringers.
Tiffany is the internationally renowned jeweler founded in New York in 1837. Through its subsidiaries, Tiffany & Co. manufactures products and operates TIFFANY & CO. retail stores worldwide, and also engages in direct selling through Internet, catalog and business gift operations. For additional information, please visit Tiffany.com.

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